                                                                   EXHIBIT 10.25

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


                                    AGREEMENT

     This agreement is made on the 28th day of May, 1996 between The P.F. Laboratories, Inc. whose registered office is situated at 700 Union Blvd., Totowa, New Jersey (hereinafter called "P.F. Labs" of the one part) and Pharmavene, Inc. whose registered office is situated at 1550 East Gude Drive, Rockville, Maryland (hereinafter called "the Company") of the other part.

     WHEREAS Company shall supply to P.F. Labs bulk carbamazepine in 3 different forms [****], and WHEREAS P.F. Labs shall encapsulate, bottle and package the carbamazepine.

     NOW IT IS HEREBY AGREED AND DECLARED as follows:

1.   DEFINITIONS

     In this Agreement unless the context does not so permit the following words and expressions shall have the following meanings:

     "Affiliate"         means any company controlling, controlled by or in
                         common control with the company in question (control being the ownership interest of greater than 50% of the voting shares or interest)

     "Contract Year"     means a consecutive period of twelve months commencing
                         with the date or anniversary of this Agreement

     "Ingredients"       means bulk carbamazepine supplied by the Company in any
                         one or more of 3 different forms, whether such forms are separate or combined.

     "Product
     Specifications"     means the labeling and packaging specifications for the
                         Products as set forth in Schedule 2 attached hereto and

The information marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

                         made a part hereof and as amended from time to time by mutual agreement of P.F. Labs and the Company in writing

     "Product(s)"        means the capsule form of carbamazepine meeting Product
                         Specifications

     "Calendar Quarter"  means each three calendar month period commencing on
                         1st January, 1st April, 1st July and 1st October in each year

     "the Territory"     means the United States of America, including its
                         commonwealths, territories and possessions

2.   COMMENCEMENT AND DURATION

     This Agreement shall commence on the date hereof and, unless sooner terminated as set forth in this Agreement, shall continue [****]; provided that the Company may terminate this Agreement upon [****] prior written notice to P.F. Labs given at any time after the [****] anniversary of the date on which P.F. Labs has begun, as set forth hereunder, to supply Products for market introduction in the United States."

3.   SUPPLY OF THE PRODUCT

     Subject to the provisions of this Agreement and effective with the first order placed by the Company following the initial estimate of commercial requirements for Products provided by the Company under Section 4(a), the Company shall purchase and P.F. Labs shall supply the Company's requirements for Products for sale in the Territory in accordance with Schedule 1, attached and made a part hereof.

The information marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

4.   FORECASTS

          (a) Three (3) months prior to each Calendar Quarter Company will provide P.F. Labs with a written forecast as follows:

               (i) A fully binding estimate for quantities of Products to be purchased by Company and supplied by P.F. Labs during said Calendar Quarter, with anticipated delivery dates, sizes strengths and ultimate destinations as well as other relevant manufacturing and delivery information

               (ii) An estimate of the quantities of Product, required during the next Calendar Quarter, [****]; and

               (iii) A non-binding estimate of Product required for the third and fourth Calendar Quarters of such forecast.

          (b) Each subsequent written forecast shall update the prior estimate and include an estimate of requirements for the next additional Calendar Quarter, so that estimates for a rolling one-year period are always provided.

          (c) On receipt of the Company's written estimate, unless otherwise agreed in writing between the parties, P.F. Labs shall obtain all packaging materials required for the manufacture and packaging of the quantity of the Products stated in such written estimate. Ingredients and capsule shells will be provided by the Company to P.F. Labs in sufficient time and quantity to permit P.F. Labs to carry out its obligations under this Agreement.

          (d) P.F. Labs shall use all reasonable endeavors to supply the Company's requirements but shall be under no obligation to supply quantities of the Products which are [****] above the binding estimate for that Calendar Quarter. Any greater amount shall be by mutual written agreement.

The information marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

5.   ORDERS

          (a) All orders placed by the Company in respect of the Products shall be made in writing and sent to P.F. Labs at the aforestated address and shall specify the delivery, date, strengths, quantities, and destination as well as other relevant information.

          (b) All orders placed by the Company for the Products shall be of the minimum batch size of [****], packaged in bottles [****] or multiples thereof for each strength of Product specified in Schedule 1 hereto.

          (c) Unless otherwise agreed in writing between the parties, the Company shall during the period of the Agreement purchase from P.F. Labs in each Contract Year all of its requirements for the Products in the Territory.

          (d) The delivery date specified in a purchase order will allow a minimum lead time of 60 days from the date of receipt by P.F. Labs of such purchase order supplied in accordance with Clause 5(a) hereof and shall take into consideration P.F. labs production rate of [****] or [****], provided that nothing in this paragraph shall limit P.F. Labs obligation to supply as set forth in Clause 3.

6.   DELIVERY AND INVOICING

          (a) Delivery of each order of the Products shall be ex P.F. Labs manufacturing plant.

          (b) Where P.F. Labs, at the request of the Company, arranges any carriage or insurance of any consignment on the Company's behalf, the Company shall pay to P.F. Labs the cost of such carriage and all insurance premiums in the manner described in Clause 9 hereof and shall indemnify P.F. Labs against all losses, expenses, claims, and liabilities arising from such carriage except those caused by the negligence or willful misconduct of P.F. Labs.

The information marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

7.   PASSING OF TITLE

     Title and risk in the Product shall pass to the Company on delivery at P.F. Labs' manufacturing plant of the Product to a common carrier selected by the Company.

8.   PRICE

          (a) The initial price for the Products shall be that set out in the column of Schedule 1 hereto.

          (b) Notwithstanding Sub-clause 8(a) above, at the end of each full Contract Year P.F. Labs may revise the price to be charged for the Product to reflect reasonable changes in the cost of packaging and labeling Product. P.F. Labs shall give three months notice and written justification of any price increase. In no case shall the increase be greater than the all Cities Consumer Price Index for that year. In the event Company determines, in its sole discretion, that a new price is uneconomical, the Company may terminate this Agreement on [****] written notice.

          (c) P.F. Labs may increase the price to be charged for the Products at any time to cover any additional expenses incurred by P.F. Labs as a result of material amendments by the Company to the Product Specifications.

          (d) If the process for manufacture of the Product improves by the use of more efficient machinery P.F. Labs will reduce the price charged to reflect this improvement, but also taking into account the initial cost and upkeep of such machinery.

9.   PAYMENT

          (a) The Company will pay each invoice received from P.F. Labs net 30 days following the receipt of the invoice. Payment for each invoice shall be made to P.F. Labs by the Company in United States dollars.

          (b) If any payment remains outstanding 14 days after becoming due interest shall be charged at the rate of 1% per annum above the prime rate charged by Citibank of New York to its customers until payment is made in full to P.F. Labs.

          (c) If any payment remains outstanding after becoming due under this Agreement P.F. Labs may suspend deliveries of any orders of Products made pursuant to this Agreement until such time as such outstanding payment has been made.

10.  WARRANTIES

          (a) P.F. Labs hereby warrants that the Products supplied hereunder shall comply with the Product Specifications on delivery but P.F. Labs liability for breach of this Warranty shall be limited, at the Company's option, either to replacing the defective quantities in question or refunding to the Company the price of the said defective quantities.

          (b) P.F. Labs hereby warrants that Products supplied hereunder shall be manufactured under current good manufacturing practice regulations and applicable sections of the Federal Food, Drug and cosmetic Act and regulations thereunder.

          (c) SUBJECT TO THE PROVISION OF SUB-CLAUSES 10(a) AND 10(b) ABOVE, ALL CONDITIONS AND WARRANTIES EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, AS TO THE QUALITY OR FITNESS OF THE PRODUCTS ARE HEREBY EXCLUDED. NEITHER P.F. LABS NOR THE COMPANY SHALL HAVE ANY LIABILITY TO THE OTHER UNDER THIS AGREEMENT FOR ANY PUNITIVE OR EXEMPLARY DAMAGES.

          (d) The Company shall be entitled to reject any quantities of the Products in an Order delivered to it which do not comply with the Product Specifications provided that written notice of such rejection is received by P.F. Labs within 30 days from delivery of the order to the Company or its nominees; provided always that if such non-compliance in the Products could not have been identified by reasonable examination of the Products the Company shall be entitled to give such notice within 30 days of the date when such non-compliance could first have been reasonably identified by the Company but not greater

The information marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

     than [****] from delivery of the order to the Company or it nominees. If no such notice is received by P.F. Labs within such period the Company shall be deemed to have accepted the Products.

11.  PACKAGING AND PRODUCT SPECIFICATIONS - WARRANTY

          (a) The Company warrants that the Ingredients and the Product Specifications, including the statements, declarations and printed packaging materials to be affixed to or packaged with the Products, conform in all material respects with all applicable government statutes and regulations for the lawful and safe shipping, handling, storage and use of the Ingredients and Products in the Territory.

          (b) The Company warrants that the Product Specification is complete and accurate and that the Ingredients and the Product Specifications are sufficient to enable P.F. Labs to safely manufacture the Products, and that both conform in all material respects with all applicable sections of the Federal Food, Drug and Cosmetic Act and regulations thereunder.

12.  INDEMNIFICATION

          (a) P.F. Labs shall indemnify, defend and hold harmless the Company, its officers, directors and employees against any and all proven claims, losses, damages and liabilities (including reasonable legal costs) incurred by the Company to third parties to the extent that any such claim, loss, damage or liability solely and directly results from or arises out of any act or omission of P.F. Labs, its employees, contractors or agents, which is in violation of any law or regulation relative to this Agreement or in violation of the terms of this Agreement; provided that P.F. Labs shall have no liability for any Product that does not meet the Product Specifications as a result of defects in materials supplied by Company or Process Equipment at Niro Inc. or because the Product Specifications or other information provided by the Company are proven to be inaccurate.

The information marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

          (b) The Company shall indemnify, defend and hold harmless P.F. Labs, its officers, directors and employees against any and all proven claims, losses, damages and liabilities (including reasonable legal costs) incurred by P.F. Labs to third parties to the extent that any such claim, loss, damage or liability directly results from or arises out of any act or omission of the Company, its employees, contractors or agents, which is in violation of any law or regulation relative to this Agreement, or in violation of the terms of this Agreement.

          (c) Each party shall promptly notify the other of any claims subject to indemnification. The indemnifying party shall have complete control over the direction, handling and resolution of any and all claims including but not limited to the selection of Counsel; provided that no such claim shall be settled by indemnifying party without the prior approval of the indemnified party, such approval not to be unreasonably withheld or delayed after a written request for the same. It is agreed that no settlement shall be made without the written consent of the indemnifying party and any settlement made without such consent shall not be entitled to indemnification by the indemnifying party, which consent will not be unreasonably withheld or delayed.

          (d)  This Clause shall survive termination of this Agreement.

13.  THE P.F. LABS NAME EMBLEM OR SYMBOL

     The Company shall not use or make reference to or authorize others to use or make reference to the P.F. Labs name or any P.F. Labs emblem or symbol in relation to the Products or in any other manner whatsoever except as shall have been previously authorized in writing by P.F. Labs, unless required by law or regulation.

14.  CONFIDENTIALITY

          (a) Subject to the following provisions of this clause neither party shall (whether during the term of this Agreement or for a period of [****] thereafter) without the prior written consent of the other disclose to any person firm or company any information supplied by the other under or in contemplation of this Agreement or use any such information except as contemplated or provided hereunder.

          (b) Each party shall inform any of its employees to whom any of the said information is disclosed of the provision of this clause and shall ensure that each such employee shall observe such provisions.

          (c) The obligation of each party under this clause shall not apply to any information which

               (i) is known to the recipient at the time of disclosure, or is in or subsequently enter the public domain, or which is subsequently disclosed to the recipient by a third party which has a lawful right to make such disclosure, or is required by law to be disclosed in which case P.F. Labs shall give prompt notice to Company prior to disclosure.

15.  INTELLECTUAL PROPERTY RIGHTS

     As between P.F. Labs and the Company, P.F. Labs acknowledges that the Company and/or its Affiliates is the owner of all the know-how and other Intellectual Property Rights disclosed to PF Labs in relation to the Product and of the goodwill attaching to the Product and that P.F. Labs only right in respect of the same is to use them for the purposes and during the subsistence of this Agreement in accordance with its terms. If P.F. Labs shall make, or acquire rights in any improvement in the process for the manufacture of the Product which utilizes Company information subject to Clause 14, it shall promptly notify the Company and grant the Company a world wide non-exclusive royalty free license to such improvement.

16.  FORCE MAJEURE

          (a) Neither party should be under any liability whatsoever to the other for failure or delay in the performance of its obligations under this Agreement where such performance becomes impracticable by reasons of Force Majeure.

The information marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

          (b) The party whose performance is not so affected by reason of Force Majeure shall be entitled to terminate this Agreement forthwith by giving written notice to the other party if the performance by the other party of its obligations under this Agreement becomes or remains impracticable by reason of Force Majeure for a period in excess of [****].

          (c) In this clause the expression "Force Majeure" means war, labor disputes, accidents shortages of materials, acts of government (or other competent authorities) or any other matters (whether or not of the same nature as the foregoing) which are beyond the reasonable control of the party affected.

17.  TERMINATION PROVISIONS

          (a) Either party may forthwith upon giving written notice terminate this Agreement in any of the following events:

               (i) If the other party should be in breach of any of the terms, conditions or provisions of this Agreement and such breach (if capable of remedy) shall continue 30 days after notice in writing specifying the breach and requiring the same to be remedied has been given.

               (ii) If a resolution is passed or adopted for the winding up of the other party (otherwise than for the purposes of and followed by an amalgamation or reconstruction previously approved in writing) or if a petition is presented for the appointment of an administrator or liquidation (and is not discharged within 14 days) or if a receiver or administrative receiver is appointed or an encumbrancer takes possession of the whole or any part of its undertaking or assets or it the other party becomes insolvent or if any analogous event shall occur in any territory to whose jurisdiction the other party is subject.

               (iii) If the other party makes or seeks to make any composition or arrangement with its creditors or proposes any voluntary arrangement or is unable to pay its debts as they fall due or if any distress or execution is levied on any of its assets (and is not discharged within 14 days) or if any judgment for a monetary sum be given against it and is not paid out with 14 days or if any analogous event shall occur is any territory to whose jurisdiction the other party is subject.

               (iv) If the other party ceases or threatens to cease to carry on the whole or any relevant part of its business or trade.

               (v) If the other party not being a body corporate becomes insolvent or commits any act of bankruptcy or if any petition or receiving order in bankruptcy is presented or made or if any analogous event shall occur in any territory to whose jurisdiction the other party is subject.

          (b) Termination for whatever cause of this Agreement shall be without prejudice to the rights of either party arising hereunder or as a result of any default or breach of obligation hereunder which shall have occurred prior to the date of such termination.

          (c) Upon termination of this Agreement the Company shall pay to P.F. Labs all charges and expenses (if any) incurred by P.F. Labs prior to such termination in respect of any products ordered by Company which have been manufactured or are in the process of being manufactured by P.F. Labs, or in respect of any packaging materials P.F. Labs purchased for the purpose of supplying the quantities of Products identified in the Company's written estimate in respect of which P.F. Labs has not at the time of termination been reimbursed.

          (d) Notwithstanding termination of this Agreement the provisions of Clauses 11, 12, 14 and 19(a) shall continue in full force and effect.

18.  ASSIGNMENT

          (a) Neither party may assign any of its rights or obligations hereunder to any of its Affiliates without the consent of the other, provided either party may assign without prior written consent in case of a merger or acquisition or transfer of all or substantially all of a party's interest in the portion of its business to which this Agreement is applicable.

          (b) This Agreement shall be binding on the permitted assignees and successors of the parties hereto.

19.  APPLICABLE LAW LANGUAGE AND SERVICE OF PROCESS

          (a) The construction interpretation meaning validity and performance of this Agreement shall be governed by the laws of New Jersey which is agreed to be the proper law of this Agreement.

          (b) The definitive text of this Agreement is in the English language. In the event of any dispute concerned the construction, interpretation or meaning of this Agreement reference shall be made to the Agreement written in English and not to any translation into any other language.

          (c) The addresses of the parties for service of any process or documents required to be served by reason of law (or any rule code or regulation having the force of law) in the United States are as follows:

               (i) In the case of P.F. Labs, the address first set out in this Agreement is: Attn: Mr. James Sullivan, P.F. Laboratories, 700 Union Blvd., Totowa, New Jersey 07512.

               (ii) In the case of the Company, the address is: Attn: Dr. Edward M. Rudnic Pharmavene, Inc. 1550 East Gude Drive, Rockville, Maryland 20850.

          (d) The parties hereto submit to the non-exclusive jurisdictions of the States of Delaware and New Jersey of the United States of America.

20.  ADVERSE INFORMATION

     Each party agrees to notify the other immediately by telephone (with written follow-up) in the event it learns of any inquiry, contact or communication received from any government regulatory agency or other official body which adversely impacts upon regulatory approval of the Products or any of its components or ingredients, and will, to the extent readily available, promptly furnish the other party with copies of all written reports, comments and communications relating thereto as well as copies of all communications directed to a regulatory agency which concern the Products, its components or ingredients. In addition, each party will promptly notify the other in writing, of any information which it may obtain or learn of concerning possible adverse experiences with a Product, its components or ingredients, including those related to safety, indications or efficacy.

21.  NOTICE

     Any notice request or other communication given under this Agreement shall be in writing and may be hand-delivered or sent by pre-paid certified mail (with return receipt requested) or sent by telecopy to the recipient at the address first set out in this Agreement (or such other address as either party may specify by prior written notice to the other for this purpose).

22.  ENTIRE AGREEMENT AND AMENDMENTS

          (a) This Agreement (together with any documents referred to herein) supersedes any preliminary or previous correspondence, negotiations, arrangements, or agreements between the parties in relation to the matters specifically dealt with herein and represents the entire understanding of the parties in relation to the matters specifically dealt with herein.

          (b) No amendment to or alteration of this Agreement shall be effective unless made in writing agreed and signed on behalf of each of the parties hereto.

23.  WAIVER

          (a) No relaxation, forbearance, delay, or indulgence by either party in exercising its rights under this Agreement or any granting of time by such party shall prejudice or affect its rights hereunder.

          (b) No waiver of any default or breach under this Agreement or failure to enforce any rights by either party shall constitute a waiver or any subsequent or continuing default or breach.

          (c) No waiver shall be effective unless made in writing agreed and signed on behalf of the party so granting the waiver.

24.  HEADINGS

     The headings in this Agreement are solely for convenience and reference and shall not be taken into account.

25.  SCHEDULES, ETC.

     The schedules hereto and recitals hereof shall form an integral part of this Agreement.

26.  EXPENSES

     Each party shall pay its own costs and expenses incidental to or incurred in relation to or in connection with the preparation, negotiation, execution, and carrying into effect of this Agreement.

27.  RELATIONSHIP

     Each party shall be responsible for its own obligation arising under or consequent upon this Agreement, no activities of the parties shall result in the creation of a partnership or other relationship whereby either party shall be held in any way responsible for the acts of omissions of the other.

28.  INVALIDITY AND SEVERABILITY

     If a provision, clause, or application of this Agreement shall be held unlawful, invalid, or unenforceable, in whole or in part, by any court or other competent authority, such provision, clause, or application shall be deemed severable and this Agreement shall continue to be valid as to all other provisions, clauses, or applications and the parties shall meet and negotiate in good faith a valid and enforceable replacement for the severed provision, clause, or application, which replacement shall be designed to achieve as nearly as possible the same commercial objective as the original.

     This Agreement has been duly executed on the date(s) indicated below

PHARMAVENE, INC.                        THE P.F. LABORATORIES, INC.

By:   /S/ JAMES D. ISBISTER             By:   /S/ JAMES M. SULLIVAN
     -----------------------                 -------------------------------

Name:   James D. Isbister               Name:   James M. Sullivan
       ---------------------                   -----------------------------

Title:   President & CEO                Title:   Vice President of Logistics
       ---------------------                   -----------------------------

Date:   June 5, 1996                    Date:   May 28, 1996
       ---------------------                   -----------------------------

The information marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

                                   SCHEDULE 1
[****]

The information marked by [****] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.

                                   SCHEDULE 2

[****]